                                  VININGS PEAK
                              100 WOODRIDGE DRIVE
                       UNINCORPORATED COBB COUNTY, GEORGIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 20, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14(th) Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30(th) Floor
San Francisco, California 94111

RE: VININGS PEAK
    100 WOODRIDGE DRIVE
    UNINCORPORATED COBB COUNTY, COBB COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 280 units with a total of 274,550 square feet of rentable area. The improvements were built in 1980. The improvements are situated on 22.002 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 20, 2003 is:

                           ($15,500,000)

                     Respectfully submitted,
                     AMERICAN APPRAISAL ASSOCIATES, INC.

                     /s/ Michael Bates

June 27, 2003        Michael Bates, MAI
#053272              Assistant Manager, Real Estate Group
                     State of Georgia, Certified General Real Property Appraiser
                         #CG00685

Report By:
Steven M. Zenkovich, ASA
State of Georgia, Certified General Real Property Appraiser
#CG004796

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ........................................................    4
Introduction .............................................................    9
Area Analysis ............................................................   11
Market Analysis ..........................................................   14
Site Analysis ............................................................   16
Improvement Analysis .....................................................   16
Highest and Best Use .....................................................   17

                                    VALUATION

Valuation Procedure ......................................................   18
Sales Comparison Approach ................................................   20
Income Capitalization Approach ...........................................   26
Reconciliation and Conclusion ............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Vinings Peak
LOCATION:                          100 Woodridge Drive
                                   Unincorporated Cobb County, Georgia

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 20, 2003
DATE OF REPORT:                    June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

     Size:                         22.002 acres, or 958,407 square feet
     Assessor Parcel No.:          17091000060
     Floodplain:                   Community Panel No. 130052 0075F (August 18,
                                   1992)
                                   Flood Zone X, an area outside the floodplain.
     Zoning:                       RM 12 (Residential Multifamily District)

BUILDING:
     No. of Units:                 280 Units
     Total NRA:                    274,550 Square Feet
     Average Unit Size:            981 Square Feet
     Apartment Density:            12.7 units per acre
     Year Built:                   1980

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                              Square   -----------------    Monthly     Annual
Unit Type                      Feet    Per Unit   Per SF    Income      Income
--------------------------------------------------------------------------------
1Br/1Ba - 1A1                    705   $    624   $ 0.89   $ 31,200   $  374,400
1Br/1Ba - 1B1                    874   $    671   $ 0.77   $ 60,390   $  724,680
2Br/2Ba - 2A2                  1,111   $    797   $ 0.72   $ 71,730   $  860,760
2Br/2Ba - 2B2                  1,213   $    809   $ 0.67   $ 40,450   $  485,400
               Total                                       $203,770   $2,445,240

OCCUPANCY:                                     92%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 20 Years
REMAINING ECONOMIC LIFE:                       25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - TYPICAL APARTMENT BUILDING PICTURE] [EXTERIOR - TYPICAL APARTMENT
                                                 BUILDING PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

     As Vacant:                Hold for future multi-family development
     As Improved:              Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                  Amount           $/Unit
---------------------                                -----------       -------
Potential Rental Income                              $ 2,445,240       $ 8,733
Effective Gross Income                               $ 2,370,768       $ 8,467
Operating Expenses                                   $   902,258       $ 3,222          38.1% of EGI
Net Operating Income:                                $ 1,398,510       $ 4,995

Capitalization Rate                                         9.00%
DIRECT CAPITALIZATION VALUE                          $15,300,000*      $54,643 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                                          10 years
2002 Economic Vacancy                                         21%
Stabilized Vacancy & Collection Loss:                          9%
Lease-up / Stabilization Period                              N/A
Terminal Capitalization Rate                                9.50%
Discount Rate                                              11.00%
Selling Costs                                               2.00%
Growth Rates:
       Income                                               3.00%
       Expenses:                                            3.00%
DISCOUNTED CASH FLOW VALUE                           $15,700,000*      $56,071 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $15,500,000       $55,357 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
---------------
       Range of Sales $/Unit (Unadjusted)            $48,421 to $74,471
       Range of Sales $/Unit (Adjusted)              $54,926 to $78,194
VALUE INDICATION - PRICE PER UNIT                    $       16,000,000*    $57,143 / UNIT

EGIM ANALYSIS

       Range of EGIMs from Improved Sales                  5.91 to 6.89
       Selected EGIM for Subject                                   6.50
       Subject's Projected EGI                       $        2,370,768
EGIM ANALYSIS CONCLUSION                             $       15,200,000*    $54,286 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $       15,200,000*    $54,286 / UNIT

RECONCILED SALES COMPARISON VALUE                    $       15,500,000     $55,357 / UNIT

-----------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $16,000,000
     NOI Per Unit                                    $15,200,000
     EGIM Multiplier                                 $15,200,000
INDICATED VALUE BY SALES COMPARISON                  $15,500,000     $55,357 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $15,300,000
     Discounted Cash Flow Method:                    $15,700,000
INDICATED VALUE BY THE INCOME APPROACH               $15,500,000     $55,357 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $15,500,000     $55,357 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 100 Woodridge Drive, Unincorporated Cobb County, Cobb County, Georgia. Unincorporated Cobb County identifies it as 17091000060.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Steven M. Zenkovich, ASA on May 20, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Steven M. Zenkovich, ASA performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Both, Michael Bates, MAI and Steven M. Zenkovich, ASA have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 20, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:            6 to 12 months
EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund
XIX. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Unincorporated Cobb County, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - Cobb Parkway
West - Interstate 285
South  - Atlanta Road
North  - Cobb Parkway

MAJOR EMPLOYERS

Major employers in the subject's area include Home Depot, Delta Air Lines, and United Parcel Service, which are the largest employers in Atlanta. Delta Air Lines continues to reduce their work force due to the downturn in the air transportation sector. The unemployment rate in Atlanta is up, but is still much lower that nationally. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                                 AREA
                                          -----------------------------------------------
         CATEGORY                         1-MI. RADIUS    3-MI. RADIUS       5-MI. RADIUS          MSA
         --------                         ------------    ------------       ------------          ---
POPULATION TRENDS

Current Population                             9,999          63,889           173,995          4,326,075
5-Year Population                             10,699          68,778           187,289          4,877,672
% Change CY-5Y                                   7.0%            7.7%              7.6%              12.8%
Annual Change CY-5Y                              1.4%            1.5%              1.5%               2.6%

HOUSEHOLDS

Current Households                             5,708          32,721            77,425          1,580,438
5-Year Projected Households                    6,058          35,209            82,874          1,773,314
% Change CY - 5Y                                 6.1%            7.6%              7.0%              12.2%
Annual Change CY-5Y                              1.2%            1.5%              1.4%               2.4%

INCOME TRENDS

Median Household Income                      $63,669         $59,488         $  57,186       $     61,400
Per Capita Income                            $43,762         $42,252         $  39,730       $     25,922
Average Household Income                     $77,883         $83,228         $  88,611       $     70,955

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                                 AREA
                                          -----------------------------------------------
         CATEGORY                         1-MI. RADIUS    3-MI. RADIUS       5-MI. RADIUS          MSA
         --------                         ------------    ------------       ------------          ---
HOUSING TRENDS
% of Households Renting                       67.07%          57.68%            48.22%            30.54%
5-Year Projected % Renting                    65.88%          57.04%            48.03%            29.74%

% of Households Owning                        20.83%          30.01%            39.22%            61.85%
5-Year Projected % Owning                     22.27%          31.09%            39.89%            63.29%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Multifamily housing
South - Vacant land; condominiums under construction
East - Multifamily housing
West - Offices and proposed condominium development

CONCLUSIONS

The subject is well located within the city of Unincorporated Cobb County. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                 MARKET ANALYSIS

The subject property is located in Unincorporated Cobb County in Cobb County. The overall pace of development in the subject's market is more or less decreasing. Demand for apartments in the local market has decreased significantly. There are no known projects under construction at this time. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

   Period                                Region        Submarket
   ------                                ------        ---------
1998 Year-End                              6.9%           6.9%
1999 Year-End                              6.5%           6.5%
2000 Year-End                              4.8%           4.7%
2001 Year-End                              9.0%           8.4%
2002 Year-End                             10.1%           9.1%
  2003 1Q03                               11.3%          10.2%

Source: Reis Subtrend Futures, 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Rent concessions have become prevalent over the past 1- -2 years. Competing projects are typically offering two months of free rent prorated over a 12-month term. Lease agreements at the subject property typically reflect reduced rent in lieu of free rent concessions.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

   Period                       Region         % Change     Submarket    % Change
   ------                       ------         --------     ---------    --------
1998 Year-End                    N/A               -          $765           -
1999 Year-End                    N/A              N/A         $794         3.8%
2000 Year-End                    N/A              N/A         $831         4.7%
2001 Year-End                    N/A              N/A         $849         2.2%
2002 Year-End                    N/A              N/A         $852         0.4%
  2003 1Q03                      N/A              N/A         $853         0.1%

Source: Reis Subtrend Futures, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                             COMPETITIVE PROPERTIES

  No.      Property Name                  Units        Ocpy.  Year Built        Proximity to subject
  ---      -------------                  -----        ----   ----------        --------------------
  R-1     Post Crest                       410          92%      1996       1-mile west of subject
  R-2     Gables Walk                      310          93%      1996       2-miles southwest of subject
  R-3     Magnolia Vinings                 400          94%      1997       2-miles south of the subject
  R-4     Paces Station                    610          92%   1980 - 1992   2-miles south of subject
  R-5     Lakes at Vinings                 464          92%      1970       1/2-mile south of the subject
Subject   Vinings Peak                     280          92%      1980

The above table reflects average asking rents, and does not reflect rent concessions. Average asking rents outpaced the inflation rate in 1999 and 2000. Growth rates slowed significantly as the market contracted. At present, rental rates remain static, and concessions are routinely offered.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                  PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   22.002 acres, or 958,407 square feet
  Shape                       Irregular
  Topography                  Moderate slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          130052 0075F, dated August 18, 1992
     Flood Zone               Zone X
  Zoning                      RM 12, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                      ASSESSED VALUE - 2002
                          ----------------------------------------------        TAX RATE /           PROPERTY
PARCEL NUMBER                LAND            BUILDING           TOTAL           MILL RATE              TAXES
-------------             ----------        ----------        ----------        ---------            --------
 17091000060              $2,043,836        $4,412,590        $6,456,426         0.02987             $192,853

IMPROVEMENT ANALYSIS

  Year Built                  1980
  Number of Units             280
  Net Rentable Area           274,550 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court, gym room, car wash, barbeque equipment, laundry room, and parking area.

Unit Amenities                Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

Unit Mix:

                                                        Unit Area
  Unit Type                     Number of Units         (Sq. Ft.)
  ---------                     ---------------         ---------
1Br/1Ba - 1A1                         50                   705
1Br/1Ba - 1B1                         90                   874
2Br/2Ba - 2A2                         90                  1,111
2Br/2Ba - 2B2                         50                  1,213

Overall Condition                    Good
Effective Age                        20 years
Economic Life                        45 years
Remaining Economic Life              25 years
Deferred Maintenance                 None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1980 and consist of a 280-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                               COMPARABLE                 COMPARABLE
            DESCRIPTION                 SUBJECT                  I - 1                      I - 2
------------------------------------------------------------------------------------------------------------
  Property Name                   Vinings Peak         Cumberland Pines            Concord Crossing
LOCATION:
  Address                         100 Woodridge Drive  3339 Seven Pines Court      2935 Old Concord Road SE
  City, State                     Unincorporated Cobb  Atlanta, GA                 Smyrna, GA
                                  County,
  County                          Cobb                 Cobb                        Cobb
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          274,550              185,246                     207,460
  Year Built                      1980                 1973                        1975
  Number of Units                 280                  216                         190
  Unit Mix:                            Type     Total   Type                Total   Type               Total
                                  1Br/1Ba - 1A1  50    1Br/1Ba               90    1Br/1Ba               30
                                  1Br/1Ba - 1B1  90    2Br/2Ba              118    2Br/2Ba              127
                                  2Br/2Ba - 2A2  90    3Br/2Ba                8    3Br/2Ba               33
                                  2Br/2Ba - 2B2  50
  Average Unit Size (SF)          981                  858                         1,092
  Land Area (Acre)                22.0020              13.6000                     15.7800
  Density (Units/Acre)            12.7                 15.9                        12.0
  Parking Ratio (Spaces/Unit)     2.00                 2.50                        N/A
  Parking Type (Gr., Cov., etc.)  Open                 Open                        Open
CONDITION:                        Good                 Good                        Good
APPEAL:                           Good                 Fair                        Fair
AMENITIES:
  Pool/Spa                        Yes/Yes              Yes/Yes                     Yes/Yes
  Gym Room                        Yes                  Yes                         Yes
  Laundry Room                    Yes                  Yes                         No
  Secured Parking                 No                   No                          No
  Sport Courts                    No                   Yes                         Yes
  Washer/Dryer Connection         Yes                  Yes                         Yes
  Other
  Other
OCCUPANCY:                        92%                  90%                         91%
TRANSACTION DATA:
  Sale Date                                            March, 2003                 July,  2002
  Sale Price ($)                                       $10,800,000                 $9,200,000
  Grantor                                              Earl Phillips (LLC)         Garden Woodsong
  Grantee                                              Vinings Vista (LLC)         Woodsong Apartments
  Sale Documentation                                   Book 13703, Page 4724       Book 13561, Page 2533
  Verification                                         AAA Files, Comps Inc.       AAA Files, Comps Inc.
  Telephone Number
ESTIMATED PRO-FORMA:                                     Total $   $/Unit   $/SF     Total $   $/Unit  $/SF
  Potential Gross Income                               $1,864,080  $8,630  $10.06  $1,601,328  $8,428  $7.72
  Vacancy/Credit Loss                                  $  186,408  $  863  $ 1.01  $  160,133  $  843  $0.77
  Effective Gross Income                               $1,677,672  $7,767  $ 9.06  $1,441,195  $7,585  $6.95
  Operating Expenses                                   $  777,600  $3,600  $ 4.20  $  627,000  $3,300  $3.02
  Net Operating Income                                 $  900,072  $4,167  $ 4.86  $  814,195  $4,285  $3.92
NOTES:                                                 None                        None
  PRICE PER UNIT                                                $ 50,000                    $ 48,421
  PRICE PER SQUARE FOOT                                         $  58.30                    $  44.35
  EXPENSE RATIO                                                     46.3%                       43.5%
  EGIM                                                              6.44                        6.38
  OVERALL CAP RATE                                                  8.33%                       8.85%
  Cap Rate based on Pro Forma or
   Actual Income?                                               PRO FORMA                   PRO FORMA

                                          COMPARABLE                  COMPARABLE                 COMPARABLE
            DESCRIPTION                     I - 3                       I - 4                       I - 5
-------------------------------------------------------------------------------------------------------------------
  Property Name                   Summer Lake                 Madison at Forest Glen     Worthing Crest
LOCATION:
  Address                         6901 Glenlake Parkway NE    4236 Austell Road          3200 Spring Hill Road
  City, State                     Atlanta, GA                 Austell, GA                Smyrna, GA 30080
  County                          Fulton                      Cobb                       Cobb
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          348,992                     290,700                    417,920
  Year Built                      1982                        1986                       1987
  Number of Units                 270                         264                        378
  Unit Mix:                        Type                Total   Type               Total   Type                Total
                                  1Br/1Ba                78   1Br/1Ba               60   1Br/1Ba               150
                                  2Br/2Ba               172   2Br/2Ba              204   2Br/2Ba               228
                                  3Br/2Ba                20   3Br/2Ba                    3Br/2Ba
  Average Unit Size (SF)          1,293                       1,101                      1,106
  Land Area (Acre)                29.8900                     26.4000                    25.0300
  Density (Units/Acre)            9.0                         10.0                       15.1
  Parking Ratio (Spaces/Unit)     N/A                         2.00                       2.09
  Parking Type (Gr., Cov., etc.)  Open, Garages               Open                       Open
CONDITION:                        Very Good                   Good                       Very Good
APPEAL:                           Very Good                                              Very Good
                                                              Good
                                                              Good
AMENITIES:
  Pool/Spa                        Yes/Yes                     Yes/Yes                    Yes/Yes
  Gym Room                        Yes                         Yes                        Yes
  Laundry Room                    Yes                         Yes                        No
  Secured Parking                 Yes                         Yes                        Yes
  Sport Courts                    Yes                         Yes                        Yes
  Washer/Dryer Connection         Yes                         Yes                        Yes
  Other
  Other
OCCUPANCY:                        90%                         93%                        92%
TRANSACTION DATA:
  Sale Date                       December, 2001              February, 2002             February, 2001
  Sale Price ($)                  $19,475,000                 $13,810,000                $28,150,000
  Grantor                         Connecticut General Life    Lincoln Walden             Vinings Apartments Group
  Grantee                         Beechnut Bayou Company      Forest Glen Apartments     Worthing Cameron Crest
  Sale Documentation              Book 31465, Page 0403       Book 13501, Page 2716      Book 13334, Page 5127
  Verification                    AAA Files, Comps Inc.       AAA Files, Comps Inc.      AAA Files, Comps Inc.
  Telephone Number
ESTIMATED PRO-FORMA:                Total $    $/Unit  $/SF    Total $    $/Unit   $/SF    Total $   $/Unit   $/SF
  Potential Gross Income          $3,378,000  $12,511  $9.68  $2,513,592  $9,521  $8.65  N/A
  Vacancy/Credit Loss             $  337,800  $ 1,251  $0.97  $  175,951  $  666  $0.61  N/A
  Effective Gross Income          $3,040,200  $11,260  $8.71  $2,337,641  $8,855  $8.04  $4,085,160  $10,807  $9.77
  Operating Expenses              $  945,000  $ 3,500  $2.71  $1,003,200  $3,800  $3.45  $1,134,000  $ 3,000  $2.71
  Net Operating Income            $2,095,200  $ 7,760  $6.00  $1,334,441  $5,055  $4.59  $2,951,160  $ 7,807  $7.06
NOTES:                            None                        None                       None
  PRICE PER UNIT                           $72,130                     $52,311                   $ 74,471
  PRICE PER SQUARE FOOT                    $ 55.80                     $ 47.51                   $  67.36
  EXPENSE RATIO                               31.1%                       42.9%                      27.8%
  EGIM                                        6.41                        5.91                       6.89
  OVERALL CAP RATE                           10.76%                       9.66%                     10.48%
  Cap Rate based on Pro Forma or
   Actual Income?                          PRO FORMA                   PRO FORMA                   ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                               IMPROVED SALES MAP

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $48,421 to $74,471 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $54,926 to $78,194 per unit with a mean or average adjusted price of $62,007 per unit. The median adjusted price is $58,105 per unit. Based on the following analysis, we have concluded to a value of $58,000 per unit, which results in an "as is" value of $16,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

SALES ADJUSTMENT GRID

                                                                COMPARABLE               COMPARABLE
            DESCRIPTION                    SUBJECT                I - 1                    I - 2
----------------------------------------------------------------------------------------------------------
  Property Name                      Vinings Peak         Cumberland Pines        Concord Crossing
  Address                            100 Woodridge Drive  3339 Seven Pines Court  2935 Old Concord Road SE
  City                               Unincorporated Cobb  Atlanta, GA             Smyrna, GA
                                     County,
  Sale Date                                               March, 2003             July, 2002
  Sale Price ($)                                          $10,800,000             $9,200,000
  Net Rentable Area (SF)             274,550              185,246                 207,460
  Number of Units                    280                  216                     190
  Price Per Unit                                          $50,000                 $48,421
  Year Built                         1980                 1973                    1975
  Land Area (Acre)                   22.0020              13.6000                 15.7800
VALUE ADJUSTMENTS                        DESCRIPTION        DESCRIPTION     ADJ.    DESCRIPTION         ADJ.
  Property Rights Conveyed           Fee Simple Estate    Fee Simple Estate  0%   Fee Simple Estate    0%
  Financing                                               Cash To Seller     0%   Cash To Seller       0%
  Conditions of Sale                                      Arm's Length       0%   Arm's Length         0%
  Date of Sale (Time)                                     03-2003            0%   07-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                              $50,000                  $48,421
  Location                                                Comparable         0%   Inferior            10%
  Number of Units                    280                  216               -5%   190                 -5%
  Quality / Appeal                   Good                 Inferior           5%   Inferior             5%
  Age / Condition                    1980                 1973 / Good       10%   1975 / Good         10%
  Occupancy at Sale                  92%                  90%                0%   91%                  0%
  Amenities                          Good                 Comparable         0%   Comparable           0%
  Average Unit Size (SF)             981                  858                5%   1,092                0%
PHYSICAL ADJUSTMENT                                                         15%                       20%
FINAL ADJUSTED VALUE ($/UNIT)                                     $57,500                $58,105

                                            COMPARABLE              COMPARABLE               COMPARABLE
            DESCRIPTION                        I - 3                   I - 4                    I - 5
-------------------------------------------------------------------------------------------------------------
  Property Name                      Summer Lake               Madison at Forest Glen  Worthing Crest
  Address                            6901 Glenlake Parkway NE  4236 Austell Road       3200 Spring Hill Road
  City                               Atlanta, GA               Austell, GA             Smyrna, GA 30080
  Sale Date                          December, 2001            February, 2002          February, 2001
  Sale Price ($)                     $19,475,000               $13,810,000             $28,150,000
  Net Rentable Area (SF)             348,992                   290,700                 417,920
  Number of Units                    270                       264                     378
  Price Per Unit                     $72,130                   $52,311                 $74,471
  Year Built                         1982                      1986                    1987
  Land Area (Acre)                   29.8900                   26.4000                 25.0300
VALUE ADJUSTMENTS                      DESCRIPTION       ADJ.    DESCRIPTION     ADJ.    DESCRIPTION       ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%   Fee Simple Estate  0%   Fee Simple Estate   0%
  Financing                          Cash To Seller       0%   Cash To Seller     0%   Cash To Seller      0%
  Conditions of Sale                 Arm's Length         0%   Arm's Length       0%   Arm's Length        0%
  Date of Sale (Time)                12-2001              0%   02-2002            0%   02-2001             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $72,130                   $52,311                $74,471
  Location                           Superior            -5%   Inferior          10%   Inferior           10%
  Number of Units                    270                  0%   264                0%   378                 5%
  Quality / Appeal                   Comparable           0%   Comparable         0%   Comparable          0%
  Age / Condition                    1982 / Very Good     0%   1986 / Good       -5%   1987 / Very Good  -10%
  Occupancy at Sale                  90%                  0%   93%                0%   92%                 0%
  Amenities                          Comparable           0%   Comparable         0%   Comparable          0%
  Average Unit Size (SF)             1,293              -10%   1,101              0%   1,106               0%
PHYSICAL ADJUSTMENT                                     -15%                      5%                       5%
FINAL ADJUSTED VALUE ($/UNIT)               $61,310                    $54,926                  $78,194

SUMMARY

VALUE RANGE (PER UNIT)        $54,926 TO $78,194
MEAN (PER UNIT)               $62,007
MEDIAN (PER UNIT)             $58,105
VALUE CONCLUSION (PER UNIT)   $58,000

VALUE OF IMPROVEMENT & MAIN SITE                 $16,240,000
  PV OF CONCESSIONS                             -$   128,000
  NEW LEASING OFFICE                            -$   100,000
VALUE INDICATED BY SALES COMPARISON APPROACH     $16,012,000
COMPARISON APPROACH                              $16,000,000
ROUNDED

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                             NOI PER UNIT COMPARISON

                      SALE PRICE               NOI/      SUBJECT NOI
COMPARABLE  NO. OF    ----------    OAR    -----------  --------------  ADJUSTMENT  INDICATED
   NO.      UNITS     PRICE/UNIT             NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
----------------------------------------------------------------------------------------------
   I-1       216     $ 10,800,000   8.33%  $   900,072   $ 1,398,510      1.199      $59,931
                     $     50,000          $     4,167   $     4,995
   I-2       190     $  9,200,000   8.85%  $   814,195   $ 1,398,510      1.166      $56,437
                     $     48,421          $     4,285   $     4,995
   I-3       270     $ 19,475,000  10.76%  $ 2,095,200   $ 1,398,510      0.644      $46,426
                     $     72,130          $     7,760   $     4,995
   I-4       264     $ 13,810,000   9.66%  $ 1,334,441   $ 1,398,510      0.988      $51,689
                     $     52,311          $     5,055   $     4,995
   I-5       378     $ 28,150,000  10.48%  $ 2,951,160   $ 1,398,510      0.640      $47,642
                     $    74,471           $     7,807   $     4,995

               PRICE/UNIT                     VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
------------------------------------------------------------------------------------------------
  Low        High     Average     Median    Estimated Price Per Unit                $     55,000
$46,426    $59,931    $52,425    $51,689    Number of Units                                  280
                                            Value                                   $ 15,400,000
                                              PV of Concessions                    -$    128,000
                                              New Leasing Office                   -$    100,000
                                                                                   -------------
                                            Value Based on NOI Analysis             $ 15,172,000
                                                                          Rounded   $ 15,200,000

The adjusted sales indicate a range of value between $46,426 and $59,931 per unit, with an average of $52,425 per unit. Based on the subject's competitive position within the improved sales, a value of $55,000 per unit is estimated. This indicates an "as is" market value of $15,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE  NO. OF    ----------     EFFECTIVE   OPERATING      OER       SUBJECT
   NO.      UNITS     PRICE/UNIT   GROSS INCOME   EXPENSE              PROJECTED OER     EGIM
------------------------------------------------------------------------------------  ----------
   I-1        216    $ 10,800,000  $ 1,677,672   $   777,600   46.35%                    6.44
                     $     50,000
   I-2        190    $  9,200,000  $ 1,441,195   $   627,000   43.51%                    6.38
                     $     48,421
   I-3        270    $ 19,475,000  $ 3,040,200   $   945,000   31.08%                    6.41
                                                                          38.06%
                     $     72,130
   I-4        264    $ 13,810,000  $ 2,337,641   $ 1,003,200   42.92%                    5.91
                     $     52,311
   I-5        378    $ 28,150,000  $ 4,085,160   $ 1,134,000   27.76%                    6.89
                     $     74,471

                    EGIM                     VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
------------------------------------------------------------------------------------------------
Low        High       Average    Median     Estimate EGIM                                   6.50
5.91       6.89        6.41       6.41      Subject EGI                             $  2,370,768
                                            Value                                   $ 15,409,995
                                              PV of Concessions                    -$    128,000
                                              New Leasing Office                   -$    100,000
                                                                                   -------------
                                            Value Based on EGIM Analysis            $ 15,181,995
                                                                          Rounded   $ 15,200,000

                                                               Value Per Unit       $     54,286

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.06% before reserves. The comparable sales indicate a range of expense ratios from 27.76% to 46.35%, while their EGIMs range from 5.91 to 6.89. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $15,200,000.

SALES COMPARISON CONCLUSION
The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $15,500,000.

Price Per Unit                    $16,000,000
NOI Per Unit                      $15,200,000
EGIM Analysis                     $15,200,000

Sales Comparison Conclusion       $15,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS
In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                   Average
                 Unit Area    ------------------
  Unit Type      (Sq. Ft.)    Per Unit    Per SF    %Occupied
-------------------------------------------------------------
1Br/1Ba - 1A1       705        $ 624      $ 0.89      90.0%
1Br/1Ba - 1B1       874        $ 671      $ 0.77      97.8%
2Br/2Ba - 2A2      1111        $ 797      $ 0.72      85.6%
2Br/2Ba - 2B2      1213        $ 809      $ 0.67      94.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                  RENT ANALYSIS

                                                                COMPARABLE RENTS
                                               --------------------------------------------------
                                                  R-1       R-2         R-3        R-4     R-5
                                               --------------------------------------------------
                                                           Gables     Magnolia    Paces  Lakes at
                                               Post Crest   Walk      Vinings    Station Vinings
                                               --------------------------------------------------
                                                             COMPARISON TO SUBJECT
                               SUBJECT SUBJECT --------------------------------------------------
                 SUBJECT UNIT  ACTUAL  ASKING                                            Slightly
  DESCRIPTION        TYPE       RENT    RENT   Superior   Superior Very Superior Similar Superior   MIN     MAX    MEDIAN  AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent     1Br/1Ba - 1A1 $   624 $   709  $    769  $    870    $   790    $   723 $    754 $   723 $   870 $    769 $    781
Unit Area (SF)                     705     705       650       855        663        586      730     586     855      663      697
Monthly Rent                   $  0.89 $  1.01  $   1.18  $   1.02    $  1.19    $  1.23 $   1.03 $  1.02 $  1.23 $   1.18 $   1.13
 Per Sq. Ft.
Monthly Rent     1Br/1Ba - 1B1 $   671 $   779  $    961  $    915    $   815    $   911 $    771 $   771 $   961 $    911 $    875
Unit Area (SF)                     874     874       875       902        860        860      770     770     902      860      853
Monthly Rent Per               $  0.77 $  0.89  $   1.10  $   1.01    $  0.95    $  1.06 $   1.00 $  0.95 $  1.10 $   1.01 $   1.02
 Sq. Ft.
Monthly Rent     2Br/2Ba - 2A2 $   797 $   854  $  1,151  $  1,150    $ 1,100    $   978 $    985 $   978 $ 1,151 $  1,100 $  1,073
Unit Area (SF)                   1,111   1,111     1,100     1,294      1,113      1,157    1,122   1,100   1,294    1,122    1,157
Monthly Rent Per               $  0.72 $  0.77  $   1.05  $   0.89    $  0.99    $  0.85 $   0.88 $  0.85 $  1.05 $   0.89 $   0.93
 Sq. Ft.
Monthly Rent     2Br/2Ba - 2B2 $   809 $   959  $  1,317  $  1,230    $ 1,100    $ 1,030 $  1,003 $ 1,003 $ 1,317 $  1,100 $  1,136
Unit Area (SF)                   1,213   1,213     1,320     1,349      1,113      1,296    1,170   1,113   1,349    1,296    1,249
Monthly Rent Per               $  0.67 $  0.79  $   1.00  $   0.91    $  0.99    $  0.79 $   0.86 $  0.79 $  1.00 $   0.91 $   0.91
 Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                    Unit Area    ------------------     Monthly      Annual
  Unit Type      Number of Units    (Sq. Ft.)    Per Unit    Per SF     Income       Income
----------------------------------------------------------------------------------------------
1Br/1Ba - 1A1          50               705       $  624     $ 0.89    $  31,200   $   374,400
1Br/1Ba - 1B1          90               874       $  671     $ 0.77    $  60,390   $   724,680
2Br/2Ba - 2A2          90             1,111       $  797     $ 0.72    $  71,730   $   860,760
2Br/2Ba - 2B2          50             1,213       $  809     $ 0.67    $  40,450   $   485,400
                                                             Total     $ 203,770   $ 2,445,240

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000       FISCAL YEAR 2001       FISCAL YEAR 2002       FISCAL YEAR 2003
                           ------------------------------------------------------------------------------------------
                                   ACTUAL                 ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                           ------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $ 2,615,935  $  9,343  $ 2,721,355  $  9,719  $ 2,602,401  $  9,294  $ 2,448,000  $  8,743
  Vacancy                  $   139,972  $    500  $   235,277  $    840  $   367,411  $  1,312  $   365,520  $  1,305
  Credit Loss/Concessions  $    94,628  $    338  $   116,483  $    416  $   184,240  $    658  $   127,340  $    455
                           ------------------------------------------------------------------------------------------
        Subtotal           $   234,600  $    838  $   351,760  $  1,256  $   551,651  $  1,970  $   492,860  $  1,760
  Laundry Income           $         0  $      0  $     8,341  $     30  $         0  $      0  $         0  $      0
  Garage Revenue           $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
  Other Misc. Revenue      $   109,223  $    390  $   145,626  $    520  $   166,050  $    593  $   121,560  $    434
                           ------------------------------------------------------------------------------------------
         Subtotal Other
            Income         $   109,223  $    390  $   153,967  $    550  $   166,050  $    593  $   121,560  $    434
                           ------------------------------------------------------------------------------------------
Effective Gross Income     $ 2,490,558  $  8,895  $ 2,523,562  $  9,013  $ 2,216,800  $  7,917  $ 2,076,700  $  7,417

Operating Expenses
  Taxes                    $   222,131  $    793  $   192,069  $    686  $   193,790  $    692  $   190,928  $    682
  Insurance                $    29,701  $    106  $    52,500  $    188  $    56,399  $    201  $    60,349  $    216
  Utilities                $    92,656  $    331  $    93,615  $    334  $   118,926  $    425  $   138,000  $    493
  Repair & Maintenance     $    35,362  $    126  $     8,921  $     32  $    31,494  $    112  $    19,200  $     69
  Cleaning                 $    79,851  $    285  $    35,592  $    127  $    38,889  $    139  $    25,000  $     89
  Landscaping              $    26,191  $     94  $    29,368  $    105  $    23,387  $     84  $    41,048  $    147
  Security                 $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
  Marketing & Leasing      $    41,482  $    148  $    57,489  $    205  $    46,287  $    165  $    44,400  $    159
  General Administrative   $   203,281  $    726  $   235,738  $    842  $   236,033  $    843  $   187,269  $    669
  Management               $   127,894  $    457  $   133,539  $    477  $   116,996  $    418  $   108,005  $    386
  Miscellaneous            $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
                           ------------------------------------------------------------------------------------------
Total Operating Expenses   $   858,549  $  3,066  $   838,831  $  2,996  $   862,201  $  3,079  $   814,199  $  2,908

  Reserves                 $         0  $      0  $         0  $      0  $         0  $      0  $         0  $      0
                           ------------------------------------------------------------------------------------------
Net Income                 $ 1,632,009  $  5,829  $ 1,684,731  $  6,017  $ 1,354,599  $  4,838  $ 1,262,501  $  4,509

                              ANNUALIZED 2003
                           ---------------------
                                 PROJECTION               AAA PROJECTION
                           ----------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     %
-------------------------------------------------------------------------------
Revenues
  Rental Income            $ 2,430,144  $  8,679  $ 2,445,240  $  8,733  100.0%
  Vacancy                  $   376,144  $  1,343  $   171,167  $    611    7.0%
  Credit Loss/Concessions  $   240,056  $    857  $    48,905  $    175    2.0%
                           ---------------------------------------------------
        Subtotal           $   616,200  $  2,201  $   220,072  $    786    9.0%
  Laundry Income           $         0  $      0  $         0  $      0    0.0%
  Garage Revenue           $         0  $      0  $         0  $      0    0.0%
  Other Misc. Revenue      $   170,108  $    608  $   145,600  $    520    6.0%
                           ---------------------------------------------------
         Subtotal Other
             Income        $   170,108  $    608  $   145,600  $    520    6.0%
                           ---------------------------------------------------
Effective Gross Income     $ 1,984,052  $  7,086  $ 2,370,768  $  8,467  100.0%

Operating Expenses
  Taxes                    $   191,020  $    682  $   190,960  $    682    8.1%
  Insurance                $    58,360  $    208  $    58,800  $    210    2.5%
  Utilities                $   106,524  $    380  $   133,000  $    475    5.6%
  Repair & Maintenance     $    54,672  $    195  $    35,000  $    125    1.5%
  Cleaning                 $   159,192  $    569  $    42,000  $    150    1.8%
  Landscaping              $    51,448  $    184  $    35,000  $    125    1.5%
  Security                 $    11,636  $     42  $    11,760  $    42     0.5%
  Marketing & Leasing      $    98,744  $    353  $    46,200  $    165    1.9%
  General Administrative   $   230,276  $    822  $   231,000  $    825    9.7%
  Management               $    89,760  $    321  $   118,538  $    423    5.0%
  Miscellaneous            $         0  $      0  $         0  $      0    0.0%
                           ---------------------------------------------------
Total Operating Expenses   $ 1,051,632  $  3,756  $   902,258  $  3,222   38.1%

  Reserves                 $         0  $      0  $    70,000  $    250    7.8%
                           ---------------------------------------------------
Net Income                 $   932,420  $  3,330  $ 1,398,510  $  4,995   59.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET
-----------------------------------------------------------------
                              CAPITALIZATION RATES
                        ------------------------------------
                        GOING-IN                    TERMINAL
                 ---------------------      ---------------------
                  LOW            HIGH        LOW            HIGH
                  ---            ----        ---            ----
RANGE            6.00%          10.00%      7.00%          10.00%
AVERAGE                  8.14%                      8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES
COMP. NO.         SALE DATE           OCCUP.         PRICE/UNIT           OAR
---------         ---------           ------         ----------           ---
I-1               Mar-03              90%            $50,000               8.33%
I-2               Jul-02              91%            $48,421               8.85%
I-3               Dec-01              90%            $72,130              10.76%
I-4               Feb-02              93%            $52,311               9.66%
I-5               Feb-01              92%            $74,471              10.48%
                                                     High                 10.76%
                                                     Low                   8.33%
                                                     Average               9.62%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $15,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 33
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

DISCOUNTED CASH FLOW ANALYSIS

                                                                            VININGS PEAK
                                                                            ------------
                 YEAR                    APR-2004      APR-2005       APR-2006     APR-2007      APR-2008      APR-2009
             FISCAL YEAR                    1             2             3             4             5             6
             -----------                ----------    ----------    ----------    ----------    ----------    ----------
REVENUE
   Base Rent                            $2,445,240    $2,445,240    $2,518,597    $2,594,155    $2,671,980    $2,752,139

   Vacancy                              $  171,167    $  171,167    $  176,302    $  181,591    $  187,039    $  192,650
   Credit Loss                          $   48,905    $   48,905    $   50,372    $   51,883    $   53,440    $   55,043
   Concessions                          $   97,810    $   48,905    $        0    $        0    $        0    $        0
                                        ----------    ----------    ----------    ----------    ----------    ----------
        Subtotal                        $  317,881    $  268,976    $  226,674    $  233,474    $  240,478    $  247,693

   Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  145,600    $  145,600    $  149,968    $  154,467    $  159,101    $  163,874
                                        ----------    ----------    ----------    ----------    ----------    ----------
          Subtotal Other Income         $  145,600    $  145,600    $  149,968    $  154,467    $  159,101    $  163,874
                                        ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                  $2,272,959    $2,321,864    $2,441,891    $2,515,148    $2,590,603    $2,668,321

OPERATING EXPENSES:
   Taxes                                $  190,960    $  196,689    $  202,589    $  208,667    $  214,927    $  221,375
   Insurance                            $   58,800    $   60,564    $   62,381    $   64,252    $   66,180    $   68,165
   Utilities                            $  133,000    $  136,990    $  141,100    $  145,333    $  149,693    $  154,183
   Repair & Maintenance                 $   35,000    $   36,050    $   37,132    $   38,245    $   39,393    $   40,575
   Cleaning                             $   42,000    $   43,260    $   44,558    $   45,895    $   47,271    $   48,690
   Landscaping                          $   35,000    $   36,050    $   37,132    $   38,245    $   39,393    $   40,575
   Security                             $   11,760    $   12,113    $   12,476    $   12,850    $   13,236    $   13,633
   Marketing & Leasing                  $   46,200    $   47,586    $   49,014    $   50,484    $   51,999    $   53,558
   General Administrative               $  231,000    $  237,930    $  245,068    $  252,420    $  259,993    $  267,792
   Management                           $  113,648    $  116,093    $  122,095    $  125,757    $  129,530    $  133,416
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                        ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES                $  897,368    $  923,325    $  953,543    $  982,149    $1,011,614    $1,041,962
   Reserves                             $   70,000    $   72,100    $   74,263    $   76,491    $   78,786    $   81,149
                                        ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                    $1,305,591    $1,326,439    $1,414,085    $1,456,508    $1,500,203    $1,545,209

   Operating Expense Ratio (% of EGI)         39.5%         39.8%         39.0%         39.0%         39.0%         39.0%
   Operating Expense Per Unit           $    3,205    $    3,298    $    3,406    $    3,508    $    3,613    $    3,721

                                                                  VININGS PEAK
                                                                  ------------
                 YEAR                    APR-2010      APR-2011     APR-2012       APR-2013     APR-2014
             FISCAL YEAR                    7             8            9              10           11
             -----------                ----------    ----------    ----------    ----------   ----------
REVENUE
   Base Rent                            $2,834,703    $2,919,744    $3,007,337    $3,097,557   $3,190,484

   Vacancy                              $  198,429    $  204,382    $  210,514    $  216,829   $  223,334
   Credit Loss                          $    56,69    $   58,395    $   60,147    $   61,951   $   63,810
   Concessions                          $        0    $        0    $        0    $        0   $        0
                                        ----------    ----------    ----------    ----------   ----------
        Subtotal                        $  255,123    $  262,777    $  270,660    $  278,780   $  287,144

   Laundry Income                       $        0    $        0    $        0    $        0   $        0
   Garage Revenue                       $        0    $        0    $        0    $        0   $        0
   Other Misc. Revenue                  $  168,790    $  173,854    $  179,070    $  184,442   $  189,975
                                        ----------    ----------    ----------    ----------   ----------
          Subtotal Other Income         $  168,790    $  173,854    $  179,070    $  184,442   $  189,975
                                        ----------    ----------    ----------    ----------   ----------
EFFECTIVE GROSS INCOME                  $2,748,370    $2,830,821    $2,915,746    $3,003,218   $3,093,315

OPERATING EXPENSES:
   Taxes                                $  228,016    $  234,857    $  241,902    $  249,159   $  256,634
   Insurance                            $   70,210    $   72,317    $   74,486    $   76,721   $   79,022
   Utilities                            $  158,809    $  163,573    $  168,480    $  173,535   $  178,741
   Repair & Maintenance                 $   41,792    $   43,046    $   44,337    $   45,667   $   47,037
   Cleaning                             $   50,150    $   51,655    $   53,204    $   54,800   $   56,444
   Landscaping                          $   41,792    $   43,046    $   44,337    $   45,667   $   47,037
   Security                             $   14,042    $   14,463    $   14,897    $   15,344   $   15,804
   Marketing & Leasing                  $   55,165    $   56,820    $   58,525    $   60,281   $   62,089
   General Administrative               $  275,826    $  284,101    $  292,624    $  301,403   $  310,445
   Management                           $  137,419    $  141,541    $  145,787    $  150,161   $  154,666
   Miscellaneous                        $        0    $        0    $        0    $        0   $        0
                                        ----------    ----------    ----------    ----------   ----------
TOTAL OPERATING EXPENSES                $1,073,221    $1,105,418    $1,138,580    $1,172,738   $1,207,920

   Reserves                             $   83,584    $   86,091    $   88,674    $   91,334   $   94,074
                                        ----------    ----------    ----------    ----------   ----------
NET OPERATING INCOME                    $1,591,565    $1,639,312    $1,688,492    $1,739,147   $1,791,321

   Operating Expense Ratio (% of EGI)         39.0%         39.0%         39.0%         39.0%        39.0%
   Operating Expense Per Unit           $    3,833    $    3,948    $    4,066    $    4,188   $    4,314

                                                               Gross Residual Sale Price $18,856,010 Deferred
                                                                                                       Maintenance       $         0
Estimated Stabilized NOI $1,398,510  Sales Expense Rate  2.00%   Less: Sales Expense     $   377,120 Add: Excess Land    $         0
                                                                                         -----------
Months to Stabilized              1  Discount Rate      11.00% Net Residual Sale Price   $18,478,890 Other Adjustments   $   100,000
                                                                                                                         -----------
Stabilized Occupancy           93.0% Terminal Cap Rate   9.50% PV of Reversion           $ 6,507,978 Value Indicated By
                                                                                                       "DCF"             $15,689,459
                                                               Add: NPV of NOI           $ 9,281,481   Rounded           $15,700,000
                                                                                         -----------
                                                               PV Total                  $15,789,459

                          "DCF" VALUE SENSITIVITY TABLE
                                              DISCOUNT RATE
            ---------------------------------------------------------------------------------
            TOTAL VALUE       10.50%        10.75%        11.00%        11.25%        11.50%
            -----------       ------        ------        ------        ------        ------
                  9.00%    $16,693,310   $16,419,160   $16,151,014   $15,888,718   $15,632,127
      TERMINAL    9.25%    $16,499,072   $16,229,263   $15,965,350   $15,707,185   $15,454,623
      CAP RATE    9.50%    $16,315,058   $16,049,361   $15,789,459   $15,535,207   $15,286,462
                  9.75%    $16,140,481   $15,878,684   $15,622,588   $15,372,048   $15,126,925
                 10.00%    $15,974,632   $15,716,542   $15,464,060   $15,217,047   $14,975,364


AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 34
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $128,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 35
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                  VININGS PEAK

                                                         TOTAL       PER SQ. FT.   PER UNIT   %OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
     Base Rent                                        $ 2,445,240      $ 8.91       $ 8,733

     Less: Vacancy & Collection Loss     9.00%        $   220,072      $ 0.80       $   786

     Plus: Other Income
      Laundry Income                                  $         0      $ 0.00       $     0     0.00%
      Garage Revenue                                  $         0      $ 0.00       $     0     0.00%
      Other Misc. Revenue                             $   145,600      $ 0.53       $   520     6.14%
                                                      -----------    -----------   --------   -------
          Subtotal Other Income                       $   145,600      $ 0.53       $   520     6.14%

EFFECTIVE GROSS INCOME                                $ 2,370,768      $ 8.64       $ 8,467

OPERATING EXPENSES:

      Taxes                                           $   190,960      $ 0.70       $   682     8.05%
      Insurance                                       $    58,800      $ 0.21       $   210     2.48%
      Utilities                                       $   133,000      $ 0.48       $   475     5.61%
      Repair & Maintenance                            $    35,000      $ 0.13       $   125     1.48%
      Cleaning                                        $    42,000      $ 0.15       $   150     1.77%
      Landscaping                                     $    35,000      $ 0.13       $   125     1.48%
      Security                                        $    11,760      $ 0.04       $    42     0.50%
      Marketing & Leasing                             $    46,200      $ 0.17       $   165     1.95%
      General Administrative                          $   231,000      $ 0.84       $   825     9.74%
      Management                         5.00%        $   118,538      $ 0.43       $   423     5.00%
      Miscellaneous                                   $         0      $ 0.00       $     0     0.00%

TOTAL OPERATING EXPENSES                              $   902,258      $ 3.29       $ 3,222    38.06%

           Reserves                                   $    70,000      $ 0.25       $   250     2.95%
                                                      -----------    -----------   --------   -------
NET OPERATING INCOME                                  $ 1,398,510      $ 5.09       $ 4,995    58.99%

     "GOING IN" CAPITALIZATION RATE                          9.00%

     VALUE INDICATION                                 $15,539,000      $56.60       $55,496

     PV OF CONCESSIONS                               ($   128,000)
     NEW LEASING OFFICE                              ($   100,000)

     "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)              $15,311,000

                             ROUNDED                  $15,300,000      $55.73       $54,643

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 36
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
                 ---------------------------------------------
CAP RATE           VALUE           ROUNDED          $/UNIT             $/SF
 8.25%          $16,723,636      $16,700,000        $59,643           $60.83
 8.50%          $16,225,059      $16,200,000        $57,857           $59.01
 8.75%          $15,754,971      $15,800,000        $56,429           $57.55
 9.00%          $15,311,000      $15,300,000        $54,643           $55.73
 9.25%          $14,891,027      $14,900,000        $53,214           $54.27
 9.50%          $14,493,158      $14,500,000        $51,786           $52.81
 9.75%          $14,115,692      $14,100,000        $50,357           $51.36

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                           $15,700,000
Direct Capitalization Method                            $15,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $15,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 37
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                             Not Utilized
Sales Comparison Approach                                 $15,500,000
Income Approach                                           $15,500,000
Reconciled Value                                          $15,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 20, 2003 the market value of the fee simple estate in the property is:

                                   $15,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                                  [PICTURE]

EXTERIOR - TYPICAL APARTMENT BUILDING      EXTERIOR - TYPICAL APARTMENT BUILDING

              [PICTURE]                                  [PICTURE]

      INTERIOR - APARTMENT UNIT                FITNESS CENTER AND LAUDRY ROOM

              [PICTURE]                                  [PICTURE]

      INTERIOR - APARTMENT UNIT                        TENNIS COURTS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1            COMPARABLE I-2                 COMPARABLE I-3
   CUMBERLAND PINES          CONCORD CROSSING                 SUMMER LAKE
3339 Seven Pines Court    2935 Old Concord Road SE     6901 Glenlake Parkway NE
     Atlanta, GA                 Smyrna, GA                  Atlanta, GA

      [PICTURE]                  [PICTURE]                    [PICTURE]

    COMPARABLE I-4           COMPARABLE I-5
MADISON AT FOREST GLEN       WORTHING CREST
   4236 Austell Road      3200 Spring Hill Road
     Austell, GA             Smyrna, GA 30080

      [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------
  Property Name               Vinings Peak                               Post Crest
  Management Company          AIMCO                                      Post Properties
LOCATION:
  Address                     100 Woodridge Drive                        50 Adams Lake Boulevard
  City, State                 Unincorporated Cobb County, Georgia        Atlanta, GA
  County                      Cobb                                       Cobb
  Proximity to Subject                                                   1-mile west of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      274,550                                    N/A
  Year Built                  1980                                       1996
  Effective Age               20                                         7
  Building Structure Type     Brick & wood siding walls;                 Wood siding walls; asphalt shingle roof
                              asphalt shingle roof
  Parking Type                Garage, Open Covered                       Open, Garages
  (Gr., Cov., etc.)
  Number of Units             280                                        410
  Unit Mix:                           Type        Unit   Qty.    Mo.                Type         Unit  Qty.  Mo.
                              1  1Br/1Ba - 1A1      705   50    $624     1   1BD/1BH - Plan A3    650       $  792
                              2  1Br/1Ba - 1B1      874   90    $671     1   1BD/1BH - Plan A4    650       $  745
                              3  2Br/2Ba - 2A2    1,111   90    $797     2   1BD/1BH - Plan G     850       $  953
                              4  2Br/2Ba - 2B2    1,213   50    $809     2   1BD/1BH - Plan Z     900       $  968
                                                                         3   2BD/1BH - Plan D   1,000       $1,098
                                                                         3   2BD/2BH - Plan J   1,200       $1,203
                                                                         4   2BD/2BH - Plan E   1,320       $1,317
  Average Unit Size (SF)      981
  Unit Breakdown:              Efficiency   0%    2-Bedroom  39%           Efficiency     0%     2-Bedroom    0%
                               1-Bedroom   61%    3-Bedroom   0%           1-Bedroom      0%     3-Bedroom    0%
CONDITION:                    Good                                       Very Good
APPEAL:                       Fair                                       Very Good
AMENITIES:
  Unit Amenities                  Attach. Garage   X  Vaulted Ceiling      X  Attach. Garage       Vaulted Ceiling
                               X  Balcony          X  W/D Connect.         X  Balcony           X  W/D Connect.
                               X  Fireplace                                   Fireplace
                               X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities            X  Swimming Pool                            X  Swimming Pool
                               X  Spa/Jacuzzi      X  Car Wash                Spa/Jacuzzi       X  Car Wash
                                  Basketball Court X  BBQ Equipment           Basketball Court     BBQ Equipment
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                               X  Sand Volley Ball    Meeting Hall            Sand Volley Ball     Meeting Hall
                               X  Tennis Court        Secured Parking      X  Tennis Court      X  Secured Parking
                                  Racquet Ball     X  Laundry Room            Racquet Ball      X  Laundry Room
                                  Jogging Track       Business Office         Jogging Track     X  Business Office
                               X  Gym Room                                 X  Gym Room

OCCUPANCY:                    92%                                        92%
LEASING DATA:
  Available Leasing Terms     6 to 15 Months                             6 to 12 Months
  Concessions                 1 - 1 1/2  Months Free                     1 - 2 Months Free
  Pet Deposit                 $300 - $500                                N/A
  Utilities Paid by Tenant:    X  Electric         X  Natural Gas          X  Electric          X  Natural Gas
                               X  Water               Trash                X  Water                Trash
  Confirmation                May 1, 2003; Joseph Beard (Property        May 20, 2003; Jean Scott, Senior Leasing
                              Manager)
  Telephone Number            (972)234-1231                              770-333-3000
NOTES:                                                                   Modern garden style apartment complex
                                                                         Located one block from Cumberland Mall
  COMPARISON TO SUBJECT:                                                 Superior
  ----------------------------------------------------------------------------------------------------------------

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
----------------------------------------------------------------------------------------------------------------------
  Property Name               Gables Walk                                    Magnolia Vinings
  Management Company          Gables Residential                             Trammell Crow Residential Services
LOCATION:
  Address                     2158 Cumberland Parkway                        2151 Cumberland Parkway
  City, State                 Atlanta, GA                                    Atlanta, GA
  County                      Cobb                                           Cobb
  Proximity to Subject        2-miles southwest of subject                   2-miles south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      N/A                                            N/A
  Year Built                  1996                                           1997
  Effective Age               7                                              6
  Building Structure Type     Wood siding walls; asphalt shingle roof        Brick & wood siding walls; asphalt shingle
                                                                             roof
  Parking Type                Open, Garages                                  Open, Garages
  (Gr., Cov., etc.)
  Number of Units             310                                            400
  Unit Mix:                              Type          Unit   Qty.   Mo.               Type         Unit   Qty.   Mo.
                              1   1BD/1BH - Plan A2     855        $  870    1  1BD/1BH - Willow      572       $  760
                              2   1BD/1BH - Plan A2     902        $  915    1  1BD/1BH - Pine        753       $  820
                              3   2BD/2BH - Plan B1   1,294        $1,150    2  1BD/1BH - Pine        753       $  820
                              3   2BD/2BH - Plan B1   1,294        $1,150    2  1BD/1BH - Dogwood     967       $  810
                              4   2BD/2BH - Plan B3   1,349        $1,230    3  2BD/2BH - Sycamore  1,113       $1,100
                                                                             4  2BD/2BH - Sycamore  1,113       $1,100

  Average Unit Size (SF)
  Unit Breakdown:               Efficiency    0%     2-Bedroom       0%        Efficiency     0%     2-Bedroom    0%
                                1-Bedroom     0%     3-Bedroom       0%        1-Bedroom      0%     3-Bedroom    0%
CONDITION:                    Very Good                                      Excellent
APPEAL:                       Very Good                                      Excellent
AMENITIES:
  Unit Amenities                X  Attach. Garage       Vaulted Ceiling        X  Attach. Garage    X  Vaulted Ceiling
                                X  Balcony           X  W/D Connect.           X  Balcony           X  W/D Connect.
                                X  Fireplace                                   X  Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi          Car Wash
                                   Basketball Court     BBQ Equipment             Basketball Court  X  BBQ Equipment
                                   Volleyball Court  X  Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball  X  Meeting Hall              Sand Volley Ball  X  Meeting Hall
                                X  Tennis Court      X  Secured Parking        X  Tennis Court      X  Secured Parking
                                   Racquet Ball         Laundry Room              Racquet Ball         Laundry Room
                                   Jogging Track     X  Business Office        X  Jogging Track     X  Business Office
                                X  Gym Room                                    X  Gym Room

OCCUPANCY:                    93%                                            94%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months                                 6 to 12 Months
  Concessions                 Yes; actual provision not reported             2 Months Free
  Pet Deposit                 $400                                           $300 - $500
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas            X  Electric          X  Natural Gas
                                X  Water                Trash                  X  Water                Trash
  Confirmation                May 20, 2003; Jacqueline Wamaitha, Leasing     May 20, 2003; Amy Sanders, Community
                                                                             Manager
  Telephone Number            770-803-5000                                   770-801-3600
NOTES:                        Modern garden style apartment complex          Modern garden style apartment complex

  COMPARISON TO SUBJECT:      Superior                                       Very Superior
----------------------------------------------------------------------------------------------------------------------

                                              COMPARABLE                                  COMPARABLE
    DESCRIPTION                                  R - 4                                       R - 5
----------------------------------------------------------------------------------------------------------------------
  Property Name               Paces Station                                  Lakes at Vinings
  Management Company          Equity Residential                             Equity Residential
LOCATION:
  Address                     3000 Paces Walk                                2800 Paces
  City, State                 Atlanta, GA                                    Atlanta, GA
  County                      Cobb                                           Cobb
  Proximity to Subject        2-miles south of subject                       1/2-mile south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      N/A                                            N/A
  Year Built                  1980 - 1992                                    1970
  Effective Age               20                                             33
  Building Structure Type     Wood siding walls; asphalt shingle roof        Vinyl siding walls; asphalt shingle roof
  Parking Type                Garage, Open                                   Open
  (Gr., Cov., etc.)
  Number of Units             610                                            464
  Unit Mix:                            Type             Unit  Qty.   Mo.             Type        Unit    Qty.     Mo.
                              1  1BD/1BH-Fairfield       522       $  706    1   1BD/1BH          702           $  749
                              1  1BD/1BH-Tuxedo          650       $  740    1   1BD/1BH          758           $  759
                              2  1BD/1BH-Westbr'k        840       $  961    2   1BD/1BH          770           $  771
                              2  1BD/1BH-Conway          880       $  861    3   2BD/1&3/4 BH   1,100           $  931
                              3  2BD/1BH-Stratford     1,017       $  961    4   2BD/1&3/4 BH   1,100           $  931
                              3  2BD/1BH-Wesley        1,019       $  891    3   2BD/2BH        1,051           $  931
                              3  2BD/2BH-Rembr'dt      1,248       $1,036    3   2BD/2BH        1,048           $  927
                              3  2BD/2BH-Clairmont     1,343       $1,023    4   2BD/2BH        1,121           $  927
                              4  2BD/2BH-Rembr'dt      1,248       $1,036    3   2BD/2BH        1,288           $1,151
                              4  2BD/2BH-Clairmont     1,343        1,023    4   2BD/2BH        1,288           $1,151

  Average Unit Size (SF)
  Unit Breakdown:               Efficiency      0%     2-Bedroom      0%       Efficiency     0%     2-Bedroom     0%
                                1-Bedroom       0%     3-Bedroom      0%       1-Bedroom      0%     3-Bedroom     0%
CONDITION:                    Good                                           Good
APPEAL:                       Fair                                           Fair
AMENITIES:
  Unit Amenities                   Attach. Garage    X  Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.           X  Balcony           X  W/D Connect.
                                X  Fireplace                                      Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                   Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall           X  Sand Volley Ball  X  Meeting Hall
                                X  Tennis Court      X  Secured Parking        X  Tennis Court      X  Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track     X  Business Office        X  Jogging Track     X  Business Office
                                X  Gym Room                                    X  Gym Room

OCCUPANCY:                    92%                                            92%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months                                 6 to 12 Months
  Concessions                 1 - 2 Months Free                              2 Months Free
  Pet Deposit                 N/A                                            N/A
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas            X  Electric          X  Natural Gas X
                                X  Water                Trash                  X  Water                Trash
  Confirmation                May 20, 2003; Courtney  Bates, General         May 20, 2003; Gabrielle Deaton, Leasing
                              Manager
  Telephone Number            770-436-4400                                   770-432-5105
NOTES:                        Older facility located south of Paces          Older complex with a central location on
                              Ferry Road                                     Paces Ferry Road in the center of Vinings

COMPARISON TO SUBJECT:        Similar                                        Slightly Superior
----------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1            COMPARABLE R-2                  COMPARABLE R-3
      POST CREST                GABLES WALK                  MAGNOLIA VININGS
50 Adams Lake Boulevard   2158 Cumberland Parkway        2151 Cumberland Parkway
      Atlanta, GA               Atlanta, GA                    Atlanta, GA

  [PICTURE]                      [PICTURE]                       [PICTURE]

 COMPARABLE R-4               COMPARABLE R-5
 PACES STATION               LAKES AT VININGS
3000 Paces Walk           2800 Paces Ferry Road
  Atlanta, GA                  Atlanta, GA

   [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Steven M. Zenkovich, ASA provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                        -s- Michael Bates, MAI
                                        ----------------------------------------
                                                     Michael Bates, MAI
                                          Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                              Property Appraiser #CG00685

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                              MICHAEL P. BATES, MAI
                        DIRECTOR - HEALTHCARE REAL ESTATE
                             AND ASSISTANT MANAGER,
                                REAL ESTATE GROUP

POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA"). He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

EXPERIENCE

Valuation         Mr. Bates has 17 years of commercial appraisal experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

EDUCATION         University of Tennessee - Knoxville
                  Master of Business
                  Administration - Finance and Management
                  Bachelor of Science - Marketing

STATE             State of Alabama, Certified General Real Property Appraiser,
CERTIFICATIONS    #G00503
                  State of Arizona, Certified General Real Estate Appraiser,
                  #31067
                  State of Arkansas, State Certified General Appraiser,
                  #CG1414N
                  State of California, Certified General Real Estate Appraiser,
                  #AG026120
                  State of Colorado, Certified General Appraiser, #CG40023849
                  State of Delaware, Certified General Appraiser, #X1-0000352
                  State of Florida, Certified General Appraiser, #0002494
                  State of Georgia, Certified General Real Property Appraiser,
                  #CG00685
                  State of Illinois, State Certified General Real Estate
                  Appraiser, #153001243
                  State of Maryland, Certified General Real Estate Appraiser,
                  #10814
                  State of Michigan, Certified General Appraiser, #1201069262
                  State of Mississippi, State Certified General Real Estate
                  Appraiser,
                  #GA-629
                  State of New Jersey, General Appraiser, #42KG00195600
                  State of New York, Real Estate General Appraiser,
                  #46000041317
                  State of North Carolina, Certified General Real Estate
                  Appraiser,
                  #A4095
                  Commonwealth of Pennsylvania, Certified General Appraiser,
                  #GA001817R
                  State of South Carolina, Certified Real Estate Appraiser,
                  #CG3059
                  State of Tennessee, Certified General Real Estate Appraiser,

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                  #00051881
                  State of Texas, State Certified General Real Estate Appraiser, #TX-1328483-G
                  Commonwealth of Virginia, Certified General Real Estate Appraiser, #4001005254
                  State of Washington, Certified General Real Estate Appraiser, #1100998

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS

VALUATION AND     Appraisal Institute
SPECIAL            All required courses
COURSES            Standards of Professional Practice, Parts A and B
                   The Appraiser as an Expert Witness: Preparation and
                  Testimony
                   Litigation Appraising: Specialized Topics and Applications
                   Separating Real and Personal Property from Intangible
                   Business Assets
                  Specialty Courses
                   Hotel/Motel Valuation and Investment Seminar
                   Valuation of Special-Purpose Properties

PUBLICATIONS      "Estimating Hospital Real Property Values for Ad Valorem Tax
                  Purposes," Journal of Property Tax Management, Fall 1997, republished by Appraisal Institute in A Business Enterprise
                  Value Anthology, 2001

                  Co-authored "Abnormal Investor Returns Resulting from the Burroughs and Memorex Merger," Mergers & Acquisitions, June 1984

AMERICAN APPRAISAL ASSOCIATES, INC.
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VININGS PEAK, UNINCORPORATED COBB COUNTY, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.